Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Third Quarter 2010 Results
October 21, 2010 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the third quarter ended September 30, 2010.

	Third Quarter Financial Highlights (unaudited)
	Third		Third
	Quarter	Diluted	Quarter	Diluted
	2010	Per Share	2009	Per Share
Sales	$180.4 million		$188.9 million
Loss from continuing operations	(19.7) million	$(0.21)	(15.9) million	$(0.41)

Included in the calculation of loss from continuing operations:
Tax valuation allowance	7.2 million	0.08	6.2 million	0.16

Adjusted loss from continuing operations	$(12.4) million	$(0.13)	$(9.7) million	$(0.25)

Adjusted EBITDA*	$(8.3) million		$(4.8) million

*	See reconciliation attached.
“The third quarter of 2010 saw a decline in housing starts as the September seasonally adjusted annual rate for U.S. single-family housing starts decreased to 452,000, down 10.8 percent from September last year. Actual U.S. single-family housing starts for the current quarter were 119,600, down 13.5 percent from the third quarter of 2009. We saw a similar level of decline in actual U.S. single-family units under construction, as they decreased 12.8 percent from the same quarter last year,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Despite the decline in building activity, our sales of $180.4 million were down just 4.5 percent from sales of $188.9 million in the third quarter of 2009.”
Continuing, Mr. Sherman added, “The South Region, as defined by the U.S. Census Bureau and which encompasses our entire geographic footprint, experienced similar trends as actual single-family housing starts for the third quarter of 2010 decreased to 59,400, down 13.7 percent from the third quarter of 2009, and single-family units under construction were down 5.9 percent over the same period.”
“While pricing in the commodity markets has stabilized, we continue to experience the same competitive pricing conditions we have been faced with in recent years. As a result, our current quarter gross margins declined 1.2 percentage points compared to the third quarter of 2009, though our margins improved 1.4

Builders FirstSource Reports Third Quarter 2010 Results (continued)
percentage points from the second quarter of 2010. From an operating expense perspective, we continue to focus on our cost containment initiatives. During the current quarter, we temporarily idled four manufacturing facilities, two in Maryland and two in Florida, and two distribution centers in South Carolina, in order to reduce operating expenses and excess capacity. Most of the customer demand from these idled facilities will be serviced by other existing locations within the market.”
Commenting on the current quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “We ended the quarter with approximately $126 million in liquidity, which included $121.4 million in available cash. Our cash balance at quarter-end was on forecast and our available liquidity slightly higher than forecast. We received $1.2 million in September from a litigation settlement. Cash used for the current quarter, inclusive of this litigation settlement, was $3.2 million. Reductions in working capital contributed $12.1 million of cash during the quarter, which was offset by $1.6 million of cash used for capital expenditures and $13.7 million of cash used to fund operating losses and cash interest expense. Our focus on working capital management continued, as our accounts receivable days decreased to 35.7 days, compared to 36.4 days in the same quarter last year. Offsetting this improvement was a decrease in inventory turns, which dropped to 9.5x, compared to 10.5x in the same quarter last year. Accounts payable days held steady quarter-over-quarter at 28.9 days.”
Third Quarter 2010 Results Compared to Third Quarter 2009
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $180.4 million compared to $188.9 million last year, a decrease of $8.5 million, or 4.5 percent. We estimate that sales increased 5.6 percent due to commodity inflation, but decreased approximately 10 percent due to volume and competitive pricing pressure.

•	Gross margin percentage was 19.7 percent, down from 20.9 percent, a 1.2 percentage point decline, which was primarily due to competitive pricing pressure on non-commodity products.

•	Selling, general and administrative (“SG&A”) expenses decreased $1.7 million, or 3.4 percent. We recorded the $1.2 million litigation settlement as a reduction to SG&A expenses. As a percentage of sales, SG&A expense, excluding stock-based compensation expense and the litigation settlement, increased from 25.8 percent in 2009 to 26.4 percent in 2010.

•	We recorded asset impairment charges in the current quarter of $0.8 million related to fixed assets. There were no asset impairment charges in the third quarter of 2009.

•	Interest expense was $6.9 million for the third quarter of 2010, an increase of $1.0 million from the third quarter of 2009, primarily due to higher interest rates in the current quarter and partially offset by lower average debt balances.

•	We recorded an income tax benefit of $0.5 million during the quarter compared to expense of $0.1 million in the third quarter of 2009. We recorded an after-tax, non-cash valuation allowance of $7.2 million and $6.2 million in 2010 and 2009, respectively, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 38.4 percent and 38.5 percent in 2010 and 2009, respectively.

•	Loss from continuing operations for the third quarter of 2010 was $19.7 million, or $0.21 per diluted share, compared to $15.9 million, or $0.41 per diluted share, for the third quarter of 2009.

Builders FirstSource Reports Third Quarter 2010 Results (continued)
Excluding the valuation allowance, our loss from continuing operations per diluted share was $0.13 and $0.25 for 2010 and 2009, respectively.

•	Loss from discontinued operations was $0.8 million, or $0.01 per diluted share, compared to income of $0.7 million, or $0.02 per diluted share, for the third quarter of 2009.

•	Net loss was $20.5 million, or $0.22 per diluted share, compared to net loss of $15.2 million, or $0.39 per diluted share.

•	Diluted weighted average shares outstanding were 94.9 million compared to 39.2 million. Approximately 58.6 million additional shares were issued in the first quarter of 2010 as part of our rights offering and debt exchange.

•	Adjusted EBITDA was a loss of $8.3 million compared to a loss of $4.8 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Our total liquidity at quarter-end was approximately $126 million, which included $121.4 million in available cash and $4.2 million in borrowing availability under our revolver.

•	Operating cash flow was ($1.8) million compared to ($16.1) million for the third quarter of 2009, the primary difference being the effect of changes in working capital.

•	Capital expenditures were $1.6 million in the current quarter, relating primarily to buyouts of vehicle and equipment leases. Capital expenditures in the third quarter of 2009 were $0.0 million.
Outlook
Mr. Sherman concluded, “Though the volatility in the commodity markets has subsided, current market conditions remain difficult and we expect this to persist into 2011. We remain committed to our proven strategy of conserving liquidity while monitoring, and adjusting as necessary, physical capacity and staffing levels. As expected, seasonal reductions in working capital helped reduce our use of cash during the quarter. We still believe our liquidity at year-end will range from $100-$110 million. While we do not expect 2011 to be a robust year of new home construction, we are hopeful we will see some improvement over 2010, and that 2011 will signal the beginning of a sustained recovery.”
Conference Call
Builders FirstSource will host a conference call Friday, October 22, 2010, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-289-0529 (U.S. and Canada) and 913-312-1438 (international). A replay of the call will be available from 3:00 p.m. CT October 22, 2010 through October 27, 2010. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 2607847. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.

Builders FirstSource Reports Third Quarter 2010 Results (continued)
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 54 distribution centers and 47 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585
Financial Schedules to Follow

Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Sales	$180,394	$188,865	$553,250	$523,923
Cost of sales	144,865	149,473	449,555	411,808

Gross margin	35,529	39,392	103,695	112,115

Selling, general and administrative expenses (includes stock-based compensation expense of $1,097 and $540 for the three months ended in 2010 and 2009, respectively, and $3,217 and $2,521 for the nine months ended in 2010 and 2009, respectively)	47,569	49,260	148,460	151,658
Asset impairments	839	—	839	470
Facility closure costs	411	41	420	1,190

Loss from operations	(13,290)	(9,909)	(46,024)	(41,203)
Interest expense, net	6,910	5,930	24,766	19,558

Loss from continuing operations before income taxes	(20,200)	(15,839)	(70,790)	(60,761)
Income tax (benefit) expense	(525)	110	(995)	2,358

Loss from continuing operations	(19,675)	(15,949)	(69,795)	(63,119)
Income (loss) from discontinued operations (net of income tax benefit of $0 for the three months and nine months ended in 2010 and 2009, respectively)	(795)	703	(1,100)	(5,309)

Net loss	$(20,470)	$(15,246)	$(70,895)	$(68,428)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.21)	$(0.41)	$(0.77)	$(1.61)
Income (loss) from discontinued operations	(0.01)	0.02	(0.01)	(0.14)

Net loss	$(0.22)	$(0.39)	$(0.78)	$(1.75)

Weighted average common shares:
Basic and diluted	94,895	39,179	90,589	39,114

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended September 30,
	2010		2009
	(in thousands)

Prefabricated components	$36,283	20.1%	$36,479	19.3%
Windows & doors	40,923	22.7%	44,728	23.7%
Lumber & lumber sheet goods	50,053	27.7%	46,611	24.7%
Millwork	19,605	10.9%	20,545	10.9%
Other building products & services	33,530	18.6%	40,502	21.4%

Total sales	$180,394	100.0%	$188,865	100.0%

	Nine months ended September 30,
	2010		2009
	(in thousands)

Prefabricated components	$109,434	19.8%	$100,559	19.2%
Windows & doors	124,308	22.5%	127,658	24.4%
Lumber & lumber sheet goods	160,640	29.0%	125,018	23.9%
Millwork	59,180	10.7%	55,883	10.6%
Other building products & services	99,688	18.0%	114,805	21.9%

Total sales	$553,250	100.0%	$523,923	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2010	2009
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$121,413	$84,098
Trade accounts receivable, less allowance of $3,391 and $4,883 at September 30, 2010 and December 31, 2009, respectively	67,960	60,723
Other receivables	3,794	39,758
Inventories	58,164	48,022
Other current assets	9,479	7,741

Total current assets	260,810	240,342
Property, plant and equipment, net	60,077	64,025
Goodwill	111,193	111,193
Other assets, net	10,197	19,391

Total assets	$442,277	$434,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,627	$39,570
Accrued liabilities	31,796	28,923
Current maturities of long-term debt	51	48

Total current liabilities	77,474	68,541
Long-term debt, net of current maturities	169,063	299,135
Other long-term liabilities	13,200	20,328

Total liabilities	259,737	388,004
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 96,872 and 36,347 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	949	363
Additional paid-in capital	354,103	150,240
Accumulated deficit	(169,868)	(98,973)
Accumulated other comprehensive loss	(2,644)	(4,683)

Total stockholders’ equity	182,540	46,947

Total liabilities and stockholders’ equity	$442,277	$434,951

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2010	2009
	(in thousands)

Cash flows from operating activities:
Net loss	$(70,895)	$(68,428)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	11,668	13,882
Asset impairments	839	470
Amortization of deferred loan costs	5,055	3,134
Deferred income taxes	(1,091)	302
Bad debt expense	650	1,656
Net non-cash (income) expense from discontinued operations	(3)	732
Stock compensation expense	3,217	2,521
Net gain on sales of assets	(162)	(525)
Changes in assets and liabilities:
Receivables	28,081	42,035
Inventories	(10,142)	14,080
Other current assets	(1,738)	58
Other assets and liabilities	290	(2,669)
Accounts payable	6,057	11,133
Accrued expenses	4,048	(8,646)

Net cash (used in) provided by operating activities	(24,126)	9,735

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,183)	(1,976)
Proceeds from sale of property, plant and equipment	355	1,702

Net cash used in investing activities	(7,828)	(274)

Cash flows from financing activities:
Payments under revolving credit facility	—	(20,000)
Payments of long-term debt and other loans	(105,176)	(32)
Proceeds from rights offering	180,107	—
Payments of recapitalization costs	(5,631)	—
Exercise of stock options	—	123
Repurchase of common stock	(31)	(126)

Net cash provided by (used in) financing activities	69,269	(20,035)

Net change in cash and cash equivalents	37,315	(10,574)
Cash and cash equivalents at beginning of period	84,098	106,891

Cash and cash equivalents at end of period	$121,413	$96,317

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited)

Note:	The company provided a detailed explanation of this non-GAAP financial measure in its Form 8-k filed with the Securities and Exchange Commission on October 21, 2010.

	Three months ended
	September 30,
	2010	2009
	(in thousands)
Reconciliation to Adjusted EBITDA:
Net loss	$(20,470)	$(15,246)
Reconciling items:
Depreciation and amortization expense	3,852	4,359
Interest expense, net	6,910	5,930
Income tax (benefit) expense	(525)	110
(Income) loss from discontinued operations, net of tax	795	(703)
Asset impairments	839	—
Facility closure costs	411	41
Litigation settlement	(1,238)	—
Stock compensation expense	1,097	540
Other	33	123

Adjusted EBITDA	$(8,296)	$(4,846)

Adjusted EBITDA as a percent of sales	-4.6%	-2.6%